Exhibit 99.1

FOR IMMEDIATE RELEASE	Misty Albrecht
January 22, 2020	b1BANK
225.286.7879
Misty.Albrecht@b1BANK.com

BUSINESS FIRST BANCSHARES, INC., ANNOUNCES FINANCIAL RESULTS FOR FISCAL YEAR 2019 AND Q4 2019

Baton Rouge, LA (January 22, 2020) – Business First Bancshares, Inc. (NASDAQ: BFST) (Business First), parent company of b1BANK, Baton Rouge, Louisiana, today announced its unaudited results for the year ended December 31, 2019, including net income of $23.8 million, or $1.74 per diluted share, increases of $9.7 million and $0.52, respectively, from the prior year. Core net income for the year ended December 31, 2019, which excludes noncore income and expenses, was $24.6 million, or $1.80 per diluted share, which reflects increases of $7.8 million and $0.35, respectively, from the prior year.

“2019 was a year of successful transition for our company,” said Jude Melville, president and CEO. “We rebranded, we opened new locations in growth markets, we solidified relationships from our two most recent acquisitions and we increased core earnings per share year-over-year by almost 25%, while growing organically at a healthy, well capitalized rate and maintaining sound asset quality. I really couldn’t have asked for more from our team over the past year and we take the field just as excited about our opportunities in 2020 as we are celebratory of the year we had in 2019.”

On January 22, 2020, Business First’s board of directors declared a quarterly dividend based upon financial performance for the fourth quarter in the amount of $0.10 per share, same as the prior quarter, to the common shareholders of record as of February 15, 2020. The dividend will be paid on February 28, 2020, or as soon thereafter as practicable.

b1BANK.com

Quarterly Highlights

●

Improved Credit Quality. Ratios of nonperforming loans compared to loans held for investment and nonperforming assets compared to total assets decreased from 0.70% and 0.64%, respectively, at September 30, 2019, to 0.53% and 0.58% at December 31, 2019. Nonperforming assets for the quarter ended December 31, 2019 were impacted by $566,000 in write-downs on other real estate owned properties; however, excluding this impact, credit quality still improved compared to prior quarter.

●

Loan Growth. Total loans held for investment at December 31, 2019, were $1.7 billion, an increase of $15.5 million compared to September 30, 2019. Loan growth was 3.7% (annualized) for the quarter ended December 31, 2019, and 11.9% for year ended December 31, 2019. Loan growth for the quarter was tempered due to higher than anticipated paydowns and delayed closings due to the holiday calendar.

●

Net Interest Margin and Spread. Net interest margin and spread were negatively impacted due to the federal funds rate cut of an additional 25 basis points during the quarter ended December 31, 2019. Net interest margin and net interest spread were 4.08% and 3.65%, respectively, for the quarter ended December 31, 2019, compared to 4.10% and 3.66% for the quarter ended September 30, 2019. Excluding loan discount accretion, net interest margin and spread were 3.92% and 3.49%, respectively, for the quarter ended December 31, 2019, compared to 3.99% and 3.55% for the quarter ended September 30, 2019.

●	Dallas Branch Network Expansion. Business First opened its second full-service banking center in the Dallas, Texas metropolitan area in December 2019.

Financial Condition

December 31, 2019, Compared to September 30, 2019

Balance Sheet

As of December 31, 2019, Business First had total assets of $2.3 billion, total loans of $1.7 billion, total deposits of $1.8 billion and total shareholders’ equity of $285.1 million, compared to $2.2 billion, $1.7 billion, $1.7 billion and $280.3 million, respectively, as of September 30, 2019.

Total loans held for investment increased by $15.5 million compared to September 30, 2019, or 3.7% annualized, for the quarter ended December 31, 2019. Loan growth was tempered during the quarter due to higher than anticipated payoffs and delayed closings due to the holiday calendar.

b1BANK.com

Book value per common share was $21.47 at December 31, 2019, compared to $21.12 at September 30, 2019. Tangible book value per common share was $17.31 at December 31, 2019, compared to $16.96 at September 30, 2019.

Credit Quality

Nonperforming loans as a percentage of total loans held for investment decreased from 0.70% as of September 30, 2019, to 0.53% as of December 31, 2019. Nonperforming assets as a percentage of total assets decreased from 0.64% as of September 30, 2019, to 0.58% as of December 31, 2019. A portion of the decrease in nonperforming assets was associated with $566,000 in write-downs on other real estate owned properties during the quarter ended December 31, 2019.

December 31, 2019, Compared to December 31, 2018

Balance Sheet

As of December 31, 2019, Business First had total assets of $2.3 billion, total loans of $1.7 billion, total deposits of $1.8 billion and total shareholders’ equity of $285.1 million, compared to $2.1 billion, $1.5 billion, $1.7 billion and $260.1 million, respectively, as of December 31, 2018. The balance sheet increases were largely attributable to organic growth in loans and funding sources.

Book value per common share was $21.47 at December 31, 2019, compared to $19.68 at December 31, 2018. Tangible book value per common share was $17.31 at December 31, 2019, compared to $15.34 at December 31, 2018.

Credit Quality

Nonperforming loans as a percentage of total loans held for investment decreased from 0.89% as of December 31, 2018, to 0.53% as of December 31, 2019. Nonperforming assets as a percentage of total assets decreased from 0.74% as of December 31, 2018, to 0.58% as of December 31, 2019. The decreases were mainly attributable to improved credit quality in relation to the size of the loan portfolio and total assets of Business First.

b1BANK.com

Results of Operations

Fourth Quarter 2019 Compared to Third Quarter 2019

Net Income and Diluted Earnings Per Share

For the quarter ended December 31, 2019, net income was $5.8 million, or $0.42 per diluted share, compared to net income of $5.5 million, or $0.40 per diluted share, for the quarter ended September 30, 2019. The increase was largely attributable to additional interest and fee income on loans and a reduction in provision expense, offset by an adjustment to estimated income tax expense associated with the sale of the Mangham banking center and write-downs on other real estate owned properties.

Core net income, which excludes noncore income and expenses, for the quarter ended December 31, 2019, was $6.1 million, or $0.45 per diluted share, compared to core net income of $6.3 million, or $0.46 per diluted share, for the quarter ended September 30, 2019. Notable noncore events impacting earnings for the quarter ended December 31, 2019, included the incurrence of $125,000 in losses associated with the disposal of former bank premises and equipment in noninterest income related to the rebranding of b1BANK and a $216,000 adjustment to estimated income tax expense associated with the sale of the Mangham banking center, compared to $594,000 in losses associated with the disposal of former bank premises and equipment in noninterest income and $288,000 of acquisition-related expenses in noninterest expense for the quarter ended September 30, 2019.

Return on Assets and Equity

Return on average assets and equity, each on an annualized basis, increased to 1.04% and 8.18%, respectively, for the quarter ended December 31, 2019, compared to 1.02% and 7.93%, respectively, for the quarter ended September 30, 2019.

As adjusted, core return on average assets and core return on average equity, each on an annualized basis, were 1.11% and 8.69%, respectively, for the quarter ended December 31, 2019, compared to 1.16% and 9.01%, respectively, for the quarter ended September 30, 2019.

Interest Income

For the quarter ended December 31, 2019, net interest income totaled $20.6 million and net interest margin and net interest spread were 4.08% and 3.65%, respectively, compared to $20.3 million, 4.10% and 3.66% for the quarter ended September 30, 2019.

b1BANK.com

Net interest margin and net interest spread (excluding loan discount accretion of $800,000) were 3.92% and 3.49%, respectively, for the quarter ended December 31, 2019, compared to 3.99% and 3.55% (excluding loan discount accretion of $544,000) for the quarter ended September 30, 2019. The ratios were negatively impacted by lower yielding loans due to the federal funds rate cut of 25 basis points at the end of October, offset by a reduction in cost of funds.

The average yield on the loan portfolio was 5.82% for the quarter ended December 31, 2019, compared to 5.87% for the quarter ended September 30, 2019. The average yield on total interest-earning assets was 5.28% for the quarter ended December 31, 2019, compared to 5.32% for the quarter ended September 30, 2019.

Interest Expense

For the quarter ended December 31, 2019, overall cost of funds (which includes noninterest-bearing deposits) decreased by four basis points, from 1.31% to 1.27%, compared to the quarter ended September 30, 2019. The decrease in cost of funds was largely attributable to an overall reduction in interest rates on Business First’s deposit offerings and increase in noninterest-bearing deposits, offset partially by an increase in interest rates on other borrowings.

Provision for Loan Losses

During the quarter ended December 31, 2019, Business First recorded a provision for loan losses of $192,000, compared to $479,000 for the quarter ended September 30, 2019. The reserve for the quarter ended December 31, 2019, was impacted by lower net loan growth.

Fourth Quarter 2019 Compared to Fourth Quarter 2018

Net Income and Diluted Earnings Per Share

For the quarter ended December 31, 2019, net income was $5.8 million, or $0.42 per diluted share, compared to net income of $3.4 million, or $0.28 per diluted share, for the quarter ended December 31, 2018. The increase in net income and diluted earnings per share resulted from the overall growth and improved efficiency of Business First over the past 12 months, mainly attributable to growth in net interest income and partially offset by increases in noninterest expenses and income taxes. Both the growth in net interest income and increase in noninterest expenses and income taxes were impacted by the acquisition of Richland State Bank which occurred in December 2018.

b1BANK.com

Core net income, which excludes noncore income and expenses, for the quarter ended December 31, 2019, was $6.1 million, or $0.45 per diluted share, compared to core net income of $4.7 million, or $0.38 per diluted share, for the quarter ended December 31, 2018. Notable noncore events impacting earnings for the quarter ended December 31, 2019, included the incurrence of $125,000 in losses associated with the disposal of former bank premises and equipment in noninterest income related to the rebranding of b1BANK and a $216,000 adjustment to estimated income tax expense associated with the sale of the Mangham banking center, compared to $2.1 million in noninterest expenses related to acquisition-related activities and $588,000 related to gains associated with former premises and equipment, investment and impaired loan sales for the quarter ended December 31, 2018.

Return on Assets and Equity

Return on average assets and return on average equity, each on an annualized basis, increased to 1.04% and 8.18%, respectively, for the quarter ended December 31, 2019, from 0.75% and 6.03%, respectively, for the quarter ended December 31, 2018.

As adjusted, core return on average assets and core return on average equity, each on an annualized basis, were 1.11% and 8.69%, respectively, for the quarter ended December 31, 2019, compared to 1.03% and 8.23%, respectively, for the quarter ended December 31, 2018.

Interest Income

For the quarter ended December 31, 2019, net interest income totaled $20.6 million and net interest margin and net interest spread were 4.08% and 3.65%, respectively, compared to $17.1 million, 4.07% and 3.70% for the quarter ended December 31, 2018.

Net interest margin and net interest spread (excluding loan discount accretion of $800,000) were 3.92% and 3.49%, respectively, for the quarter ended December 31, 2019, compared to 4.01% and 3.63% (excluding loan discount accretion of $283,000) for the quarter ended December 31, 2018. The reductions were largely attributable to the three federal funds rate cuts of 25 basis points which occurred throughout the second half of 2019.

b1BANK.com

The average yield on the loan portfolio was 5.82% for the quarter ended December 31, 2019, compared to 5.72% for the quarter ended December 31, 2018. The average yield on total interest-earning assets was 5.28% for the quarter ended December 31, 2019, compared to 5.13% for the quarter ended December 31, 2018.

Interest Expense

For the quarter ended December 31, 2019, overall cost of funds (which includes noninterest-bearing deposits) increased by 15 basis points, from 1.12% to 1.27%, compared to the quarter ended December 31, 2018. The increase was largely attributable to an overall increase in interest rates on interest-bearing deposits over the past 12 months and the issuance of subordinated debt in December 2018.

Provision for Loan Losses

During the quarter ended December 31, 2019, Business First recorded a provision for loan losses of $192,000, compared to $939,000 for the quarter ended December 31, 2018. The large provision for the quarter ended December 31, 2018 was attributable to a single loan.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary b1BANK, formerly known as Business First Bank, operates 26 banking centers in markets across Louisiana and in the Dallas, Texas area. b1BANK provides commercial and personal banking, treasury management and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures (e.g., referenced as “core” or “tangible”) intended to supplement, not substitute for, comparable GAAP measures. These measures typically adjust income available to common shareholders for certain significant activities or transactions that, in management’s opinion, can distort period-to-period comparisons of Business First’s performance. Transactions that are typically excluded from non-GAAP measures include realized and unrealized gains/losses on former bank premises and equipment, investment sales, impaired loan sales, acquisition-related expenses (including, but not limited to, legal costs, system conversion costs, severance and retention payments, etc.). Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business. These non-GAAP disclosures are not necessarily comparable to non-GAAP measures that may be presented by other companies. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of the tables below.

b1BANK.com

Special Note Regarding Forward-Looking Statements

Certain statements contained in this release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission, or SEC, free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

b1BANK.com

Business First Bancshares, Inc.
Selected Financial Information
(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2019	2019	2019	2019	2018

Balance Sheet Ratios

Loans (HFI) to Deposits	95.97%	97.77%	96.46%	90.93%	88.15%
Shareholders' Equity to Assets Ratio	12.54%	12.62%	12.88%	12.81%	12.41%

Loans Receivable Held for Investment

Commercial	$390,398	$415,163	$411,256	$389,855	$363,640
Real Estate:
Construction and Land	244,181	220,524	227,102	211,888	211,054
Farmland	48,681	45,809	47,245	44,066	45,989
1-4 Family Residential	293,142	281,413	278,610	275,610	270,583
Multi-Family Residential	36,454	31,448	38,698	39,548	39,273
Nonfarm Nonresidential	612,608	620,427	561,149	550,103	518,660
Total Real Estate	1,235,066	1,199,621	1,152,804	1,121,215	1,085,559
Consumer	84,801	79,943	78,513	75,112	79,270
Total Loans	$1,710,265	$1,694,727	$1,642,573	$1,586,182	$1,528,469

Allowance for Loan Losses

Balance, Beginning of Period	$12,090	$11,603	$11,818	$11,220	$10,273
Charge-offs – Quarterly	(190)	(13)	(1,565)	(57)	(19)
Recoveries – Quarterly	32	21	48	22	27
Provision for Loan Losses – Quarterly	192	479	1,302	633	939
Balance, End of Period	$12,124	$12,090	$11,603	$11,818	$11,220

Allowance for Loan Losses to Total Loans (HFI)	0.71%	0.71%	0.71%	0.75%	0.73%
Net Charge-offs (Recoveries) to Average Total Loans	0.01%	0.00%	0.09%	0.00%	0.00%

Nonperforming Assets

Nonperforming Loans:
Nonaccrual Loans	$8,977	$11,577	$9,363	$13,183	$11,691
Loans Past Due 90 Days or More	72	277	727	77	1,876
Total Nonperforming Loans	9,049	11,854	10,090	13,260	13,567
Other Nonperforming Assets:
Other Real Estate Owned	4,036	2,326	2,324	1,683	1,909
Other Nonperforming Assets	160	5	6	11	11
Total Other Nonperforming Assets	4,196	2,331	2,330	1,694	1,920
Total Nonperforming Assets	$13,245	$14,185	$12,420	$14,954	$15,487

Nonperforming Loans to Total Loans (HFI)	0.53%	0.70%	0.61%	0.84%	0.89%
Nonperforming Assets to Total Assets	0.58%	0.64%	0.58%	0.71%	0.74%

b1BANK.com

Business First Bancshares, Inc.
Selected Financial Information
(Unaudited)

	Quarter Ended					Year Ended
(Dollars in thousands, except per	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
share data)	2019	2019	2019	2019	2018	2019	2018

Per Share Data

Basic Earnings per Common Share	$0.43	$0.41	$0.51	$0.43	$0.28	$1.79	$1.27
Diluted Earnings per Common Share	$0.42	0.40	0.50	0.41	0.28	1.74	1.22
Dividends per Common Share	0.10	0.10	0.10	0.08	0.08	0.38	0.30
Book Value per Common Share	21.47	21.12	20.77	20.14	19.68	21.47	19.68
Tangible Book Value per Common Share (Non-GAAP)	17.31	16.96	16.60	15.86	15.34	17.31	15.34

Average Common Shares Outstanding	13,277,968	13,315,351	13,361,482	13,287,560	12,099,659	13,310,577	11,124,585
Average Diluted Shares Outstanding	13,638,168	13,669,370	13,740,937	13,653,125	12,521,017	13,670,777	11,545,943
End of Period Common Shares Outstanding	13,279,363	13,274,823	13,361,482	13,361,482	13,213,280	13,279,363	13,213,280

Annualized Performance Ratios

Return on Average Assets	1.04%	1.02%	1.30%	1.09%	0.75%	1.11%	0.84%
Return on Average Equity	8.18%	7.93%	10.13%	8.62%	6.03%	8.70%	7.04%
Net Interest Margin	4.08%	4.10%	4.19%	4.01%	4.07%	4.10%	4.02%
Net Interest Spread	3.65%	3.66%	3.75%	3.61%	3.70%	3.67%	3.71%
Efficiency Ratio (1)	66.50%	67.16%	59.85%	64.35%	73.51%	64.37%	71.78%

Other Operating Expenses

Salaries and Employee Benefits	$9,025	$8,793	$8,756	$8,552	$7,444	$35,126	$27,862
Occupancy and Bank Premises	920	1,230	1,079	1,103	877	4,332	3,509
Depreciation and Amortization	588	645	633	628	484	2,494	1,730
Data Processing	477	380	576	616	397	2,049	1,557
FDIC Assessment Fees	(15)	(105)	248	150	276	278	1,221
Legal and Other Professional Fees	302	346	353	318	456	1,319	1,695
Advertising and Promotions	385	544	279	327	422	1,535	1,239
Utilities and Communications	316	397	323	298	238	1,334	1,073
Ad Valorem Shares Tax	388	345	345	345	170	1,423	1,135
Directors' Fees	119	121	125	205	92	570	436
Other Real Estate Owned Expenses and Write-Downs	632	19	72	27	-	750	9
Merger and Conversion-Related Expenses	(1)	350	235	(254)	1,959	330	3,024
Other	2,067	1,813	1,553	1,475	1,594	6,908	5,758
Total Other Expenses	$15,203	$14,878	$14,577	$13,790	$14,409	$58,448	$50,248

(1) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.

b1BANK.com

Business First Bancshares, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2019	2019	2019	2019	2018

Assets

Cash and Due From Banks	$89,371	$63,356	$64,043	$52,606	$96,072
Federal Funds Sold	61,372	43,705	20,809	30,093	41,836
Securities Available for Sale, at Fair Values	278,193	288,231	294,981	304,122	309,516
Mortgage Loans Held for Sale	251	256	443	753	58
Loans and Lease Receivable	1,710,265	1,694,727	1,642,573	1,586,182	1,528,469
Allowance for Loan Losses	(12,124)	(12,090)	(11,603)	(11,818)	(11,220)
Net Loans and Lease Receivable	1,698,141	1,682,637	1,630,970	1,574,364	1,517,249
Premises and Equipment, Net	29,280	27,092	27,577	27,014	15,114
Accrued Interest Receivable	8,025	7,513	7,957	7,054	8,223
Other Equity Securities	12,565	12,697	11,717	8,508	9,282
Other Real Estate Owned	4,036	2,326	2,324	1,683	1,909
Cash Value of Life Insurance	32,568	32,398	32,223	32,050	31,882
Deferred Taxes, Net	2,145	2,674	2,527	3,077	3,848
Goodwill	48,495	48,333	48,503	49,534	49,488
Core Deposit Intangible	6,694	6,916	7,139	7,655	7,885
Other Assets	2,699	2,706	2,395	2,887	2,534

Total Assets	$2,273,835	$2,220,840	$2,153,608	$2,101,400	$2,094,896

Liabilities

Deposits:
Noninterest-Bearing	$398,847	$406,146	$394,848	$396,775	$382,354
Interest-Bearing	1,383,163	1,327,244	1,308,054	1,347,608	1,351,580
Total Deposits	1,782,010	1,733,390	1,702,902	1,744,383	1,733,934

Securities Sold Under Agreements to Repurchase	67,989	31,037	16,096	11,070	12,229
Subordinated Debt	25,000	25,000	25,000	25,000	25,000
Federal Home Loan Bank Borrowings	93,000	128,000	108,000	30,000	55,000
Accrued Interest Payable	1,533	1,837	1,924	2,039	1,374
Other Liabilities	19,206	21,236	22,217	19,764	7,301

Total Liabilities	1,988,738	1,940,500	1,876,139	1,832,256	1,834,838

Shareholders' Equity

Common Stock	13,279	13,275	13,361	13,361	13,213
Additional Paid-In Capital	212,505	212,104	213,823	213,537	212,332
Retained Earnings	56,700	52,265	48,087	42,576	37,982
Accumulated Other Comprehensive Loss	2,613	2,696	2,198	(330)	(3,469)

Total Shareholders' Equity	285,097	280,340	277,469	269,144	260,058

Total Liabilities and Shareholders' Equity	$2,273,835	$2,220,840	$2,153,608	$2,101,400	$2,094,896

b1BANK.com

Business First Bancshares, Inc.
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2019	2019	2019	2019	2018	2019	2018

Interest Income:
Interest and Fees on Loans	$24,732	$24,408	$23,870	$22,423	$19,778	$95,433	$69,780
Interest and Dividends on Securities	1,739	1,783	1,829	1,874	1,611	7,225	5,834
Interest on Federal Funds Sold and Due From Banks	193	129	197	290	164	809	581
Total Interest Income	26,664	26,320	25,896	24,587	21,553	103,467	76,195

Interest Expense:
Interest on Deposits	4,908	5,050	5,038	4,757	3,853	19,753	11,833
Interest on Borrowings	1,129	1,012	665	710	583	3,516	2,133
Total Interest Expense	6,037	6,062	5,703	5,467	4,436	23,269	13,966

Net Interest Income	20,627	20,258	20,193	19,120	17,117	80,198	62,229

Provision for Loan Losses	192	479	1,302	633	939	2,606	2,390

Net Interest Income After Provision for Loan Losses	20,435	19,779	18,891	18,487	16,178	77,592	59,839

Other Income:
Service Charges on Deposit Accounts	1,028	1,035	1,034	938	869	4,035	2,810
Gain (Loss) on Sales of Securities	22	26	58	-	7	106	7
Other Income	1,206	861	3,127	1,373	1,615	6,567	4,962
Total Other Income	2,256	1,922	4,219	2,311	2,491	10,708	7,779

Other Expenses:
Salaries and Employee Benefits	9,025	8,793	8,756	8,552	7,444	35,126	27,862
Occupancy and Equipment Expense	1,715	2,135	1,884	1,894	1,523	7,628	5,865
Other Expenses	4,463	3,950	3,937	3,344	5,442	15,694	16,521
Total Other Expenses	15,203	14,878	14,577	13,790	14,409	58,448	50,248

Income Before Income Taxes	7,488	6,823	8,533	7,008	4,260	29,852	17,370

Provision for Income Taxes	1,729	1,312	1,690	1,349	815	6,080	3,279

Net Income	$5,759	$5,511	$6,843	$5,659	$3,445	$23,772	$14,091

b1BANK.com

Business First Bancshares, Inc.
Consolidated Net Interest Margin
(Unaudited)

	Quarter Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Outstanding	Interest Earned /	Average	Average Outstanding	Interest Earned /	Average	Average Outstanding	Interest Earned /	Average
(Dollars in thousands)	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate

Assets

Interest-Earning Assets
Total Loans	$1,698,947	$24,732	5.82%	$1,664,283	$24,408	5.87%	$1,383,526	$19,778	5.72%
Securities Available for Sale	290,034	1,739	2.40%	297,121	1,783	2.40%	270,511	1,611	2.38%
Interest-Bearing Deposit in Other Banks	31,648	193	2.44%	16,070	129	3.21%	27,203	164	2.41%
Total Interest-Earning Assets	2,020,629	26,664	5.28%	1,977,474	26,320	5.32%	1,681,240	21,553	5.13%
Allowance for Loan Losses	(12,174)			(11,783)			(10,451)
Noninterest-Earning Assets	200,727			191,068			156,809
Total Assets	$2,209,182	$26,664		$2,156,759	$26,320		$1,827,598	$21,553

Liabilities and Shareholders' Equity

Interest-Bearing Liabilities
Interest-Bearing Deposits	$1,295,791	$4,908	1.52%	$1,300,740	$5,050	1.55%	$1,138,786	$3,853	1.35%
Subordinated Debt	25,000	422	6.75%	25,000	422	6.75%	8,333	69	3.31%
Advances from Federal Home Loan Bank ("FHLB")	96,763	516	2.13%	105,588	560	2.12%	82,419	462	2.24%
Other Borrowings	67,087	191	1.14%	23,718	30	0.51%	11,466	52	1.81%
Total Interest-Bearing Liabilities	1,484,641	6,037	1.63%	1,455,046	6,062	1.67%	1,241,004	4,436	1.43%

Noninterest-Bearing Liabilities
Noninterest-Bearing Deposits	$419,231			398,748			349,915
Other Liabilities	23,721			24,937			8,183
Total Noninterest-Bearing Liabilities	442,952			423,685			358,098
Shareholders' Equity	281,589			278,028			228,496
Total Liabilities and Shareholders' Equity	$2,209,182			$2,156,759			$1,827,598

Net Interest Spread			3.65%			3.66%			3.70%
Net Interest Income		$20,627			$20,258			$17,117
Net Interest Margin			4.08%			4.10%			4.07%

Overall Cost of Funds			1.27%			1.31%			1.12%

NOTE: Average outstanding balances are determined utilizing monthly averages and average yield/rate is calculated utilizing a 30/360 day count convention.

b1BANK.com

Business First Bancshares, Inc.
Consolidated Net Interest Margin
(Unaudited)

	For the Year Ended December 31,
	2019			2018
	Average			Average
	Outstanding	Interest Earned /	Average	Outstanding	Interest Earned /	Average
(Dollars in thousands)	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate

Assets

Interest-Earning Assets
Total Loans	$1,628,803	$95,433	5.86%	$1,258,178	$69,780	5.55%
Securities Available for Sale	300,038	7,225	2.41%	258,153	5,834	2.26%
Interest-Bearing Deposit in Other Banks	27,878	809	2.90%	31,475	581	1.85%
Total Interest-Earning Assets	1,956,719	103,467	5.29%	1,547,806	76,195	4.92%
Allowance for Loan Losses	(11,762)			(9,749)
Noninterest-Earning Assets	191,124			144,120
Total Assets	$2,136,081	$103,467		$1,682,177	$76,195

Liabilities and Shareholders' Equity

Interest-Bearing Liabilities
Interest-Bearing Deposits	$1,316,896	$19,753	1.50%	$1,051,932	$11,833	1.12%
Subordinated Debt	25,000	1,688	6.75%	2,083	69	3.31%
Advances from Federal Home Loan Bank ("FHLB")	69,183	1,581	2.29%	84,187	1,849	2.20%
Other Borrowings	29,419	247	0.84%	17,766	215	1.21%
Total Interest-Bearing Liabilities	1,440,498	23,269	1.62%	1,155,968	13,966	1.21%

Noninterest-Bearing Liabilities
Noninterest-Bearing Deposits	402,147			319,623
Other Liabilities	20,231			6,393
Total Noninterest-Bearing Liabilities	422,378			326,016
Shareholders' Equity	273,205			200,193
Total Liabilities and Shareholders' Equity	$2,136,081			$1,682,177

Net Interest Spread			3.67%			3.71%
Net Interest Income		$80,198			$62,229
Net Interest Margin			4.10%			4.02%

Overall Cost of Funds			1.26%			0.95%

NOTE: Average outstanding balances are determined utilizing monthly averages and average yield/rate is calculated utilizing a 30/360 day count convention.

b1BANK.com

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2019	2019	2019	2019	2018

Tangible Common Equity
Total Shareholders' Equity	$285,097	$280,340	$277,469	$269,144	$260,058
Adjustments:
Goodwill	(48,495)	(48,333)	(48,503)	(49,534)	(49,488)
Core Deposit Intangible	(6,694)	(6,916)	(7,139)	(7,655)	(7,885)
Total Tangible Common Equity	$229,908	$225,091	$221,827	$211,955	$202,685

Tangible Assets
Total Assets	$2,273,835	$2,220,840	$2,153,608	$2,101,400	$2,094,896
Adjustments:
Goodwill	(48,495)	(48,333)	(48,503)	(49,534)	(49,488)
Core Deposit Intangible	(6,694)	(6,916)	(7,139)	(7,655)	(7,885)
Total Tangible Assets	$2,218,646	$2,165,591	$2,097,966	$2,044,211	$2,037,523

Common Shares Outstanding	13,279,363	13,274,823	13,361,482	13,361,482	13,213,280
Book Value per Common Share	$21.47	$21.12	$20.77	$20.14	$19.68
Tangible Book Value per Common Share	$17.31	$16.96	$16.60	$15.86	$15.34
Common Equity to Total Assets	12.54%	12.62%	12.88%	12.81%	12.41%
Tangible Common Equity to Tangible Assets	10.36%	10.39%	10.57%	10.37%	9.95%

b1BANK.com

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2019	2019	2019	2019	2018	2019	2018

Core Net Income
Net Income	$5,759	$5,511	$6,843	$5,659	$3,445	$23,772	$14,091
Adjustments: (1)
Noninterest Income
Sale of Impaired Credit	-	-	(91)	-	(87)	(91)	(87)
Tax Impact	-	-	19	-	18	19	18
(Gains) Losses on Former Bank Premises and Equipment	125	594	-	-	(494)	719	(355)
Tax Impact	(26)	(125)	-	-	104	(151)	75
(Gains) Losses on Sale of Securities	(22)	(26)	(58)	-	(7)	(106)	(7)
Tax Impact	5	5	12	-	1	22	1
(Gains) Losses on Sale of Banking Center	-	12	(593)	-	-	(581)	-
Tax Impact	216	(3)	125	-	-	338	-
Noninterest Expense
Early Lease Termination Penalty	-	87	-	-	-	87	-
Tax Impact	-	(18)	-	-	-	(18)	-
Employee Share Awards – NASDAQ Listing	-	-	-	-	-	-	118
Tax Impact	-	-	-	-	-	-	(25)
Acquisition-Related Expenses (2)	76	288	436	(50)	2,132	750	3,568
Tax Impact	(11)	(60)	(91)	16	(410)	(147)	(623)
Core Net Income	$6,121	$6,265	$6,602	$5,625	$4,702	$24,614	$16,774

Average Common Shares Outstanding	13,277,968	13,315,351	13,361,482	13,287,560	12,099,659	13,310,577	11,124,585
Average Diluted Shares Outstanding	13,638,168	13,669,370	13,740,937	13,653,125	12,521,017	13,670,777	11,545,943

Earnings per Share - Basic	$0.43	$0.41	$0.51	$0.43	$0.28	$1.79	$1.27
Earnings per Share - Diluted	$0.42	$0.40	$0.50	$0.41	$0.28	$1.74	$1.22
Core Earnings per Share – Basic	$0.46	$0.47	$0.49	$0.42	$0.39	$1.85	$1.51
Core Earnings per Share – Diluted	$0.45	$0.46	$0.48	$0.41	$0.38	$1.80	$1.45

Total Quarterly/Year-to-Date Average Assets	$2,209,182	$2,156,759	$2,102,692	$2,075,683	$1,827,598	$2,136,081	$1,682,177
Total Quarterly/Year-to-Date Average Equity	$281,589	$278,028	$270,262	$262,681	$228,496	$273,205	$200,193

Return on Average Assets	1.04%	1.02%	1.30%	1.09%	0.75%	1.11%	0.84%
Return on Average Equity	8.18%	7.93%	10.13%	8.62%	6.03%	8.70%	7.04%
Core Return on Average Assets	1.11%	1.16%	1.26%	1.08%	1.03%	1.15%	1.00%
Core Return on Average Equity	8.69%	9.01%	9.77%	8.57%	8.23%	9.01%	8.38%

Core Efficiency Ratio
Noninterest Expense	15,203	14,878	14,577	13,790	14,409	58,448	50,248
Core Adjustments	(76)	(375)	(436)	50	(2,132)	(837)	(3,686)
Net Interest and Noninterest Income (3)	22,861	22,154	24,354	21,431	19,601	90,800	70,001
Core Adjustments	125	606	(684)	-	(581)	47	(442)

Efficiency Ratio	66.50%	67.16%	59.85%	64.35%	73.51%	64.37%	71.78%
Core Efficiency Ratio	65.81%	63.72%	59.74%	64.58%	64.55%	63.42%	66.94%

Net Interest Income
Net Interest Income	$20,627	$20,258	$20,193	$19,120	$17,117	$80,198	$62,229
Adjustments:
Loan Discount Accretion	(800)	(544)	(826)	(432)	(283)	(2,602)	(1,278)
Net Interest Income Excluding Loan Discount Accretion	$19,827	$19,714	$19,367	$18,688	$16,834	$77,596	$60,951

Total Average Interest-Earnings Assets	$2,020,629	$1,977,474	$1,929,035	$1,904,870	$1,681,240	$1,956,719	$1,547,806

Net Interest Margin (4)	4.08%	4.10%	4.19%	4.01%	4.07%	4.10%	4.02%
Net Interest Margin Excluding Loan Discount Accretion (4)	3.92%	3.99%	4.02%	3.92%	4.01%	3.97%	3.94%
Net Interest Spread	3.65%	3.66%	3.75%	3.61%	3.70%	3.67%	3.71%
Net Interest Spread Excluding Loan Discount Accretion	3.49%	3.55%	3.58%	3.52%	3.63%	3.54%	3.63%

(1) Tax rates, exclusive of certain nondeductible merger-related expenses and goodwill, utilized were 21% for 2019 and 2018. These rates approximated the marginal tax rates.
(2) Includes merger and conversion-related expenses and salary and employee benefits.
(3) Excludes gains/losses on sales of securities.
(4) Calculated utilizing a 30/360 day count convention.

b1BANK.com